Exhibit 99.1

For Immediate Release

Aptevo Therapeutics Reports Third Quarter 2022 Financial Results and Business Highlights

Company to Present New APVO436 Expansion Phase Trial Data at Upcoming American Society of Hematology Annual Meeting and Exposition

SEATTLE, WA – November 10, 2022 – Aptevo Therapeutics Inc. (“Aptevo” or the “Company”) (NASDAQ: APVO), a clinical-stage biotechnology company focused on developing novel immuno-oncology therapeutics based on its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platform technologies, today reported financial results and business highlights for the quarter ended September 30, 2022.

Business Highlights

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Presenting new Phase 1b expansion trial data for APVO436 in the treatment of Acute Myeloid Leukemia (AML) at the 64th American Society of Hematology (ASH) Annual Meeting and Exposition being held December 10-13 in New Orleans, Louisiana

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The poster, entitled “Updated Results from a Phase 1 Study of APVO436, a Novel Bispecific Anti-CD123 x Anti-CD3 ADAPTIR™ Molecule, in Relapsed/Refractory Acute Myeloid Leukemia and Myelodysplastic Syndrome” will be presented on Sunday, December 11, 2022 from 6:00 PM-8:00 PM Central time

•

Announced that the US Food and Drug Administration (FDA) issued a "may proceed" notification for the ALG.APV-527 investigational new drug application (IND), allowing the initiation of clinical trials evaluating the compound for the treatment of 5T4-expressing tumors in multiple solid tumor types

•	Continued dosing patients in the Company’s Phase 1b expansion program evaluating APVO436 for the treatment of acute myeloid leukemia in both combination therapy and monotherapy

“We are very excited to present our APVO436 expansion phase data at the upcoming ASH meeting, fulfilling a promise we made earlier in the year and further underscoring our enthusiasm for the compound and rationale for its continued advancement in the clinic.  We are also working to rapidly progress ALG.APV-527 in the clinic for evaluation in the treatment of solid tumors.  Advancing our work across these programs will put us in a strong position to produce meaningful data readouts across our clinical programs in 2023,” said Marvin White, President and CEO of Aptevo. Mr. White added “The combination of our existing cash and future expected milestone payments provides us sufficient runway to conduct our business for at least the next twelve months.”

Third Quarter 2022 Financial Results Summary

Cash Position:  Aptevo had cash, cash equivalents and restricted cash of $22.6 million as of September 30, 2022. This includes $0.4 million of restricted cash that was released in October 2022.

Royalty Revenue: For the three months ended September 30, 2022 and September 30, 2021, royalty revenue was $0 and $3.1 million, respectively. Royalty revenue for the period covered by this report reflects revenue recorded only in the first quarter of 2022 due to our Amendment to Royalty Purchase Agreement with HCR. As a result of the Amendment, we ceased reporting as royalty revenue royalties paid by Pfizer to HCR related to Pfizer’s sales of RUXIENCE® (rituximab-pvvr). The last quarter for which we reported this royalty revenue was Q1 2022. The Amendment was effected to address a Nasdaq compliance matter and had the additional effect of eliminating the requirement to report all future Pfizer non-cash royalty revenue and extinguishing the liability that we recorded upon the initial sale of the royalties to HCR.

The Amendment does not affect the potential $22.5 million in milestone payments we may collect in the future based on achievement of RUXIENCE sales thresholds in 2022 and 2023 (up to $12.5 million related to 2022 sales and $10 million related to 2023 sales).  RUXIENCE is a registered trademark of Pfizer.

Research and Development Expenses: For the three months ended September 30, 2022, research and development expenses increased by $0.1 million, to $4.5 million from $4.4 million for September 30, 2021. The increase is primarily due to higher spending on our APVO436 clinical trial as we continue to advance that trial in our Phase 1b expansion program.

General and Administrative Expenses: For the three months ended September 30, 2022, general and administrative expenses decreased by $0.2 million, to $3.3 million from $3.5 million for September 30, 2021. The decrease is primarily due to lower employee and consulting costs.

Other Income (Expense), Net: Other income (expense), net consists primarily of gain on extinguishment of liabilities, costs related to debt extinguishment, accrued exit fees on debt, non-cash interest on financing agreements, and interest on debt. Other expense, net was $0.3 million for the three months ended September 30, 2022, as compared to $2.3 million other expense, net for the three months ended September 30, 2021. The decrease is primarily due to no non-cash interest expense recorded during the period due to our Amendment to Royalty Purchase Agreement. Additionally, interest expense on our MidCap Credit Agreement has decreased due to principal payments made in 2022.

Discontinued Operations: For the three months ended September 30, 2022 and 2021, we collected $0.2 and $0.1 million in deferred payments from Medexus related to IXINITY sales, respectively. Pursuant to our LLC Purchase Agreement, the rate for deferred payments increased from 2% to 5% of net sales as of June 30, 2022.

Net Income (Loss): Aptevo’s net loss for the three months ended September 30, 2022, was $7.6 million or $1.50 per share, as compared to a net loss of $6.9 million or $1.43 per share for the corresponding period in 2021.

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts, unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$22,150	$45,044
Restricted cash	427	1,259
Royalty receivable	—	3,664
Prepaid expenses	1,383	1,823
Other current assets	658	780
Total current assets	24,618	52,570
Property and equipment, net	1,669	2,379
Operating lease right-of-use asset	5,408	1,584
Other assets	—	68
Total assets	$31,695	$56,601
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$3,243	$3,462
Accrued compensation	1,372	2,077
Liability related to the sale of royalties, net - short-term	—	15,465
Current portion of long-term debt	2,000	11,667
Other current liabilities	1,171	2,086
Total current liabilities	7,786	34,757
Liability related to the sale of royalties, net - long-term	—	15,580
Long-term debt	1,910	3,707
Operating lease liability	6,237	1,341
Total liabilities	15,933	55,385

Stockholders' equity:
Preferred stock: $0.001 par value; 15,000,000 shares authorized, zero shares issued or outstanding	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized; 5,090,644 and 4,898,143 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	47	47
Additional paid-in capital	217,109	215,232
Accumulated deficit	(201,394)	(214,063)
Total stockholders' equity	15,762	1,216
Total liabilities and stockholders' equity	$31,695	$56,601

Aptevo Therapeutics Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Royalty revenue	$—	$3,096	$3,114	$8,627
Operating expenses:
Research and development	(4,477)	(4,367)	(13,208)	(14,451)
General and administrative	(3,307)	(3,479)	(10,863)	(11,536)
Loss from operations	(7,784)	(4,750)	(20,957)	(17,360)
Other income (expense):
Other expense from continuing operations, net	(25)	(2,327)	(4,048)	(5,451)
Gain on extinguishment of liability related to sale of royalties	—	—	37,182	—
Net (loss) income from continuing operations	$(7,809)	$(7,077)	$12,177	$(22,811)
Discontinued operations:
Income from discontinued operations	$165	$80	$492	$626
Net (loss) income	$(7,644)	$(6,997)	$12,669	$(22,185)

Net (loss) income per share:
Basic	$(1.50)	$(1.43)	$2.52	$(4.80)
Diluted	$(1.50)	$(1.43)	$2.52	$(4.80)
Shares used in calculation:
Basic	5,090,592	4,891,881	5,017,684	4,617,357
Diluted	5,090,592	4,891,881	5,019,552	4,617,357

About Aptevo Therapeutics Inc.

Aptevo Therapeutics Inc. is a clinical-stage biotechnology company focused on developing novel immunotherapies for the treatment of cancer. Aptevo is seeking to improve treatment outcomes of cancer patients. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, Aptevo’s expectations about the activity, efficacy and safety of its therapeutic candidates and potential use of any such candidates as therapeutics for treatment of disease, its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platforms, whether the APVO436 data presented at the ASH conference will be indicative of later stage clinical trials, statements relating to the progress of Aptevo’s clinical programs, including the continued dosing of patients in the Company’s Phase 1b expansion program, the entry of ALG.APV-527 into the clinic and for multiple indications, and the possibility of meaningful data readouts, whether Aptevo will continue to have momentum in its business in the future, whether Pfizer can continue to generate RUXIENCE revenue for Aptevo to fully earn 2022 and 2023 milestones and statements related to Aptevo’s receipt of payments from Medexus related to IXINITY sales, statements relating to Aptevo’s cash position, statements related to Aptevo’s ability to generate stockholder value, and any other statements containing the words “may,” “continue to,” “believes,” “expects,” “optimism,” “potential,” “designed,” “promising,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on Aptevo’s current intentions, beliefs, and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from Aptevo’s expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement.

There are several important factors that could cause Aptevo’s actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo’s business or prospects; further assessment of preliminary data or different results from later clinical trials; and changes in regulatory, social, macroeconomic and political conditions. For instance, actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the uncertainties inherent in the results of preliminary data and pre-clinical studies being predictive of the results of later-stage clinical trials, the availability and timing of data from ongoing clinical trials, the trial design includes combination therapies that may make it difficult to accurately ascertain the benefits of APVO436, expectations for the timing and steps required in the regulatory review process, expectations for regulatory approvals, the impact of competitive products, our ability to enter into agreements with strategic partners or raise funds on acceptable terms or at all and other matters that could affect the availability or commercial potential of Aptevo’s product candidates, business or economic disruptions due to catastrophes or other events, including natural disasters or public health crises such as the coronavirus (referred to as COVID-19), geopolitical risks, including the current war between Russia and Ukraine, and macroeconomic conditions such as rising inflation and interest rates, increased market volatility and decreased consumer confidence. These risks are not exhaustive, Aptevo faces known and unknown risks. Additional risks and factors that may affect results are set forth in Aptevo’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its subsequent reports on Form 10-Q and current reports on Form 8-K. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from Aptevo’s expectations in any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events, or circumstances.

CONTACT:
Miriam Weber Miller

Aptevo Therapeutics

Email: IR@apvo.com or Millerm@apvo.com

Phone: 206-859-6628